Exhibit 99

U.S. Xpress Enterprises, Inc. Reports Third Quarter 2018 Results

U.S. Xpress Enterprises, Inc. (the “Company”) today announced results for the third quarter of 2018.

Third Quarter 2018 Highlights

•	Operating revenue of $460.2 million, an increase of 18.0% compared to the third quarter of 2017
•	Operating income of $22.9 million compared to $11.5 million reported in the third quarter of 2017
•	Operating ratio of 95.0%, a 200 basis point improvement compared to the third quarter of 2017
•	Adjusted operating ratio, a non-GAAP measure, of 94.5%, a 230 basis point improvement compared to the third quarter of 2017
•	Net income attributable to controlling interest of $16.1 million, or $0.33 per diluted share, compared to a net loss attributable to controlling interest of $0.7 million in the third quarter of 2017

Third Quarter Financial Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenue	$460,227	$390,126	$1,335,693	$1,124,152
Revenue, excluding fuel surcharge	$413,887	$356,379	$1,199,553	$1,026,684
Operating income	$22,892	$11,534	$57,764	$16,151
Adjusted operating income[1]	$22,892	$11,534	$64,201	$18,512
Operating ratio	95.0%	97.0%	95.7%	98.6%
Adjusted operating ratio[1]	94.5%	96.8%	94.6%	98.2%
Net income (loss) attributable to controlling interest	$16,129	$(675)	$17,903	$(13,559)
Adjusted net income (loss) attributable to controlling interest[1]	$16,129	$(675)	$28,573	$(12,084)
Earnings per diluted share	$0.33	$(0.11)	$0.76	$(2.12)
Adjusted earnings per diluted share[1]	$0.33	$(0.11)	$1.21	$(1.89)
[1] See GAAP to non-GAAP reconciliation in the schedules following this release

Eric Fuller, CEO and President, commented, “We continued to see the results of our initiatives and cultural overhaul in the third quarter of 2018 as we experienced our fifth consecutive quarter of year over year improvements in our operating ratio while generating the largest amount of net income during a single quarter in our Company’s history, a testament to our team’s efforts and dedication. However, we are far from satisfied with our operating performance for the third quarter, as we believe our seated truck count and miles per tractor could have performed better had we executed more effectively during the quarter.  We have taken steps internally to address the relevant issues and both average seated truck count and average miles per tractor per working day have increased in October compared with the third quarter.  Based on the strong freight volumes, rate environment and the capacity currently being requested from our customers for the upcoming peak season during the fourth quarter, we feel well positioned to make 2018 the most profitable year in our history.”

Enterprise Update

Total revenue for the third quarter of 2018 increased by $70.1 million to $460.2 million as compared to the third quarter of 2017. The increase was primarily the result of an 11.2% increase in the Company’s rate per mile, a 54.0% increase in brokerage revenues to $65.1 million, and a $12.6 million increase in fuel surcharge revenues. Excluding the impact of fuel surcharges, third quarter revenue increased $57.5 million to $413.9 million, an increase of 16.1% as compared to the year ago quarter.

Operating income for the third quarter of 2018 was $22.9 million which compares favorably to the $11.5 million achieved in the third quarter of 2017. This improvement was achieved despite incurring $7.6 million of incremental insurance and claims expense in the third quarter of 2018, as compared to the prior year period, partially offset by a $4.0 million gain on life insurance reflected in a reduction in salaries, wages, and benefits, or a net negative impact of approximately $0.05 to earnings per share. The spike in insurance and claims expense, which primarily related to two events during the quarter, reflected the Company’s highest-ever level of insurance and claims expense and is not expected to be ongoing. The third quarter also included a $3.3 million, or approximately $0.07 earnings per share, tax benefit relating to the resolution of a legacy tax position.  The aforementioned items are not included as adjustments in adjusted operating income, adjusted operating ratio, or adjusted net income.

The third quarter 2018 adjusted operating ratio was 94.5%, a 230 basis point improvement as compared to the third quarter of 2017.  Excluding the net $3.6 million of incremental insurance expense discussed above, adjusted operating ratio would have been 93.6%.

Net income attributable to controlling interest for the third quarter of 2018 was $16.1 million as compared to a net loss attributable to controlling interest of $0.7 million in the prior year quarter and is the highest level of net income earned in a single quarter in the Company’s history. In addition to record operating income, interest expense was $8.1 million lower, as compared to the 2017 quarter, resulting in earnings per share of $0.33 for the third quarter of 2018.

Truckload Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Over the road
Average revenue per tractor per week[1]	$3,957	$3,533	$3,917	$3,375
Average revenue per mile[1]	$2.072	$1.861	$2.022	$1.804
Average revenue miles per tractor per week	1,910	1,898	1,937	1,871
Average tractors	3,511	3,765	3,574	3,810
Dedicated
Average revenue per tractor per week[1]	$3,791	$3,612	$3,663	$3,629
Average revenue per mile[1]	$2.281	$2.068	$2.234	$2.074
Average revenue miles per tractor per week	1,662	1,747	1,640	1,750
Average tractors	2,690	2,440	2,678	2,392
Consolidated
Average revenue per tractor per week[1]	$3,885	$3,564	$3,808	$3,473
Average revenue per mile[1]	$2.156	$1.938	$2.104	$1.903
Average revenue miles per tractor per week	1,802	1,839	1,810	1,824
Average tractors	6,201	6,205	6,252	6,202
[1] Excluding fuel surcharge revenues
The above table excludes revenue, miles and tractors for services performed in Mexico.

Mr. Fuller said, “Market conditions remained strong in the third quarter as we saw our rates increase sequentially from the second quarter and are continuing to experience further increases into the fourth quarter. Market conditions for drivers, however, remained challenging during the quarter as we were unable to increase our tractor count despite improvements in our turnover percentage. The modest decline was primarily due to a deceleration in the pace of hiring through the first half of the quarter which has since reversed. We continue to execute on our initiatives that are focused on being a valued partner to our professional drivers by offering them increased miles, modern equipment, and a driver centric operations team.”

The Truckload segment achieved an adjusted operating ratio of 94.3% for the third quarter of 2018, a 240 bps improvement as compared to the adjusted operating ratio of 96.7% achieved in the third quarter of 2017. This improvement was a result of the continued successful implementation of the Company’s strategic initiatives, disciplined cost management, and increased rates, despite additional insurance and claims expense incurred during the quarter.

In the over the road division, average revenue per tractor per week increased 12.0% in the third quarter of 2018, as compared to the third quarter of 2017. The increase was primarily the result of an 11.3% increase in the division’s rate per mile. It is worth noting that utilization was essentially flat in the third quarter of 2018, from the year ago period, with headwinds from temporary support of our dedicated division. Looking forward, the Company sees additional opportunities to improve the division’s results through the continued execution of its driver and utilization centric initiatives.

The dedicated division’s average revenue per tractor per week increased 5.0% in the third quarter of 2018 as compared to the third quarter of 2017. The increase was primarily the result of a 10.3% increase in the division’s revenue per mile partially offset by a 4.9% decrease in the division’s revenue miles per tractor per week. The division’s results continue to be impacted by certain accounts’ shipping patterns performing differently than expected which was first experienced in the second quarter of 2018. The Company made progress addressing the issue which resulted in a sequential improvement in utilization to a decline of 5.0% in the third quarter of 2018 from the 9.8% decline in utilization experienced in the second quarter of 2018.

Brokerage Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Brokerage revenue	$65,060	$42,255	$177,962	$117,405
Gross margin %	13.6%	13.7%	13.3%	12.8%
Load Count	42,891	36,929	124,276	105,102

Brokerage segment revenues increased 54.0% to $65.1 million in the third quarter of 2018 as compared to $42.3 million in the third quarter of 2017. The increase was primarily the result of a 16.1% rise in load count and higher average revenue per load, due in part to higher fuel prices.

The brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers.

Liquidity and Capital Resources

As of September 30, 2018, U.S. Xpress had $118.6 million of cash and availability under the Company’s revolving credit facility, $394.3 million of net debt and $230.3 million of total stockholders' equity. U.S. Xpress is committed to continuing its efforts to strengthen its balance sheet and reducing the Company’s leverage ratio. U.S. Xpress believes that this will further position the Company for future opportunities as they arise.

Capital expenditures, net of proceeds, were $41.1 million in the current year quarter and $88.6 million year to date.

Outlook

For the fourth quarter, we are working diligently to drive further profitability improvements as well as to capitalize on the significant revenue opportunities during the upcoming peak season. We continue to anticipate improving our operating ratio on a year over year basis through the end of 2019.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter results at 5:00 p.m. (Eastern Time) on November 1st, 2018.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Third Quarter Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on November 1st, 2018 and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13683659. The replay will be available until 11:59 p.m. (Eastern Time) on November 8th, 2018.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call also will be available on this website.

Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted EPS (on both a consolidated and segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies, Adjusted Operating Ratio, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted EPS. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “focus,” “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); expected fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; expected freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; and our ability to adapt to changing market conditions and technologies. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:

U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com
Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Operating Revenue:
Revenue, excluding fuel surcharge	$413,887	$356,379	$1,199,553	$1,026,684
Fuel surcharge	46,340	33,747	136,140	97,468
Total operating revenue	460,227	390,126	1,335,693	1,124,152
Operating Expenses:
Salaries, wages and benefits	128,117	137,336	400,742	402,801
Fuel and fuel taxes	57,423	53,865	173,516	156,045
Vehicle rents	19,497	15,579	58,912	55,747
Depreciation and amortization, net of (gain) loss	24,541	23,264	73,396	69,022
Purchased transportation	129,732	75,624	350,189	213,477
Operating expense and supplies	30,538	32,185	89,402	96,724
Insurance premiums and claims	25,128	17,533	64,463	52,557
Operating taxes and licenses	3,522	3,375	10,432	9,839
Communications and utilities	2,258	1,861	7,149	5,782
General and other operating	16,579	17,970	49,728	46,007
Total operating expenses	437,335	378,592	1,277,929	1,108,001
Operating Income	22,892	11,534	57,764	16,151
Other Expenses (Income):
Interest Expense, net	4,815	12,941	29,771	36,365
Early extinguishment of debt	-	-	7,753	-
Equity in loss of affiliated companies	73	160	250	1,160
Other, net	(133)	101	34	(707)
	4,755	13,202	37,808	36,818
Income (loss) Before Income Taxes	18,137	(1,668)	19,956	(20,667)
Income Tax Provision (Benefit)	1,679	(1,008)	1,081	(7,203)
Net Income (loss)	16,458	(660)	18,875	(13,464)
Net Income attributable to non-controlling interest	329	15	972	95
Net Income (loss) attributable to controlling interest	$16,129	$(675)	$17,903	$(13,559)

Income (loss) Per Share
Basic earnings (loss) per share	$0.33	$(0.11)	$0.77	$(2.12)
Basic weighted average shares outstanding	48,296	6,385	23,118	6,385
Diluted earnings (loss) per share	$0.33	$(0.11)	$0.76	$(2.12)
Diluted weighted average shares outstanding	49,597	6,385	23,638	6,385

Condensed Consolidated Balance Sheets (unaudited)
	September 30,	December 31,
(in thousands)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,110	$9,232
Customer receivables, net of allowance of $78 and $122, respectively	216,814	186,407
Other receivables	28,523	21,637
Prepaid insurance and licenses	16,824	7,070
Operating supplies	8,503	8,787
Assets held for sale	6,756	3,417
Other current assets	16,462	12,170
Total current assets	299,992	248,720
Property and equipment, at cost	864,350	835,814
Less accumulated depreciation and amortization	(389,622)	(371,909)
Net property and equipment	474,728	463,905
Other assets:
Goodwill	57,708	57,708
Intangible assets, net	29,370	30,742
Other	20,809	19,496
Total other assets	107,887	107,946
Total assets	$882,607	$820,571
Liabilities, Redeemable Restricted Units and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$80,019	$80,555
Book overdraft	7,164	3,537
Accrued wages and benefits	25,833	20,530
Claims and insurance accruals	49,813	47,641
Other accrued liabilities	5,993	13,901
Current maturities of long-term debt	120,305	132,332
Total current liabilities	289,127	298,496
Long-term debt, net of current maturities	280,122	480,472
Less unamortized discount and debt issuance costs	(1,413)	(7,266)
Net long-term debt	278,709	473,206
Deferred income taxes	19,204	15,630
Other long-term liabilities	9,379	14,350
Claims and insurance accruals, long-term	55,855	56,713
Commitments and contingencies:
Redeemable restricted units	-	3,281
Stockholder's Equity (Deficit):
Common Stock	483	64
Additional paid-in capital	250,920	1
Accumulated deficit	(24,331)	(43,459)
Stockholder’s equity (deficit)	227,072	(43,394)
Noncontrolling interest	3,261	2,289
Total stockholder's equity (deficit)	230,333	(41,105)
Total liabilities, redeemable restricted units and stockholder's equity	$882,607	$820,571

Condensed Consolidated Cash Flow Statements (unaudited)
	Nine Months Ended September 30,
(in thousands)	2018	2017
Operating activities
Net income (loss)	$18,875	$(13,464)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Early extinguishment of debt	7,753	-
Equity in loss of affiliated companies	250	1,160
Gain on life insurance proceeds	(4,000)	-
Deferred income tax provision (benefit)	3,458	(7,920)
Provision for losses on receivables	92	-
Depreciation and amortization	68,687	68,119
Losses on sale of property and equipment	4,709	903
Share based compensation	1,356	381
Original issue discount and deferred financing amortization	1,559	2,209
Interest paid-in-kind	(7,516)	953
Purchase commitment interest expense (income)	8	(614)
Changes in operating assets and liabilities
Receivables	(30,102)	(21,543)
Prepaid insurance and licenses	(9,754)	(6,069)
Operating supplies	(96)	135
Other assets	(4,190)	(1,928)
Accounts payable and other accrued liabilities	(11,531)	9,618
Accrued wages and benefits	5,304	1,579
Net cash provided by operating activities	44,862	33,519
Investing activities
Payments for purchases of property and equipment	(125,556)	(234,372)
Proceeds from sales of property and equipment	36,915	25,516
Acquisition of business	-	(2,219)
Other	(500)	(758)
Net cash used in investing activities	(89,141)	(211,833)
Financing activities
Borrowings under lines of credit	219,332	300,327
Payments under lines of credit	(248,665)	(266,408)
Borrowings under long-term debt	289,943	224,260
Payments of long-term debt	(464,375)	(85,065)
Payments of financing costs and original issue discount	(4,162)	(461)
Proceeds from issuance of 16,668,000 shares, net of expenses	246,685	-
Payments of long-term consideration for business acquisition	(1,010)	-
Repurchase of membership units	(217)	(400)
Book overdraft	3,626	5,053
Net cash provided by financing activities	41,157	177,306
Net change in cash and cash equivalents	(3,122)	(1,008)
Cash and cash equivalents
Beginning of year	9,232	3,278
End of year	$6,110	$2,270

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended September 30,		%	Nine Months Ended September 30,		%
	2018	2017	Change	2018	2017	Change
Operating Revenue:
Truckload[1]	$348,827	$314,124	11.0%	$1,021,591	$909,279	12.4%
Fuel Surcharge	46,340	33,747	37.3%	136,140	97,468	39.7%
Brokerage	65,060	42,255	54.0%	177,962	117,405	51.6%
Total Operating Revenue	$460,227	$390,126	18.0%	$1,335,693	$1,124,152	18.8%

Operating Income:
Truckload	$19,857	$10,496	89.2%	$50,950	$15,493	228.9%
Brokerage	$3,035	$1,038	nm	$6,814	$658	nm
	$22,892	$11,534	98.5%	$57,764	$16,151	257.6%

Operating Ratio:
Operating Ratio	95.0%	97.0%	-2.1%	95.7%	98.6%	-2.9%
Adjusted Operating Ratio[2]	94.5%	96.8%	-2.4%	94.6%	98.2%	-3.6%

Truckload Operating Ratio	95.0%	97.0%	-2.1%	95.6%	98.5%	-2.9%
Adjusted Truckload Operating Ratio[2]	94.3%	96.7%	-2.4%	94.4%	98.0%	-3.7%
Brokerage Operating Ratio	95.3%	97.5%	-2.3%	96.2%	99.4%	-3.3%

Truckload Statistics:[3]
Revenue Per Mile[1]	$2.156	$1.938	11.2%	$2.104	$1.903	10.6%

Average Tractors -
Company Owned	4,704	5,431	-13.4%	4,938	5,455	-9.5%
Owner Operators	1,497	774	93.4%	1,314	747	75.9%
Total Average Tractors	6,201	6,205	-0.1%	6,252	6,202	0.8%

Average Revenue Miles Per Tractor Per Week	1,802	1,839	-2.0%	1,810	1,824	-0.8%

Average Revenue Per Tractor Per Week[1]	$3,885	$3,564	9.0%	$3,808	$3,473	9.6%

Total Miles	160,158	163,953	-2.3%	484,224	484,882	-0.1%

Total Company Miles	119,068	140,559	-15.3%	374,601	418,273	-10.4%

Total Independent Contractor Miles	41,090	23,394	75.6%	109,623	66,609	64.6%

Independent Contractor fuel surcharge	11,475	4,798	139.2%	29,945	13,440	122.8%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release
[3] Excludes revenue, miles and tractors for services performed in Mexico.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
GAAP Presentation:
Total revenue	$460,227	$390,126	$1,335,693	$1,124,152
Total operating expenses	(437,335)	(378,592)	(1,277,929)	(1,108,001)
Operating Income	$22,892	$11,534	$57,764	$16,151
Operating ratio	95.0%	97.0%	95.7%	98.6%

Non-GAAP Presentation
Total revenue	$460,227	$390,126	$1,335,693	$1,124,152
Fuel surcharge	(46,340)	(33,747)	(136,140)	(97,468)
Revenue, excluding fuel surcharge	413,887	356,379	1,199,553	1,026,684

Total operating expenses	437,335	378,592	1,277,929	1,108,001
Adjusted for:
Fuel surcharge	(46,340)	(33,747)	(136,140)	(97,468)
Fuel purchase arrangements	-	-	-	(2,361)
IPO-related costs[1]	-	-	(6,437)	-
Adjusted operating expenses	390,995	344,845	1,135,352	1,008,172
Adjusted Operating Income	$22,892	$11,534	$64,201	$18,512
Adjusted operating ratio	94.5%	96.8%	94.6%	98.2%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Truckload GAAP Presentation:
Total Truckload revenue	$395,167	$347,871	$1,157,731	$1,006,747
Total Truckload operating expenses	(375,310)	(337,375)	(1,106,781)	(991,254)
Truckload Operating Income	$19,857	$10,496	$50,950	$15,493
Truckload Operating ratio	95.0%	97.0%	95.6%	98.5%

Truckload Non-GAAP Presentation
Total Truckload revenue	$395,167	$347,871	$1,157,731	$1,006,747
Fuel surcharge	(46,340)	(33,747)	(136,140)	(97,468)
Revenue, excluding fuel surcharge	348,827	314,124	1,021,591	909,279

Total Truckload operating expenses	375,310	337,375	1,106,781	991,254
Adjusted for:
Fuel surcharge	(46,340)	(33,747)	(136,140)	(97,468)
Fuel purchase arrangements	-	-	-	(2,361)
IPO-related costs[1]	-	-	(6,437)	-
Truckload Adjusted operating expenses	328,970	303,628	964,204	891,425
Truckload Adjusted Operating Income	$19,857	$10,496	$57,387	$17,854
Truckload Adjusted operating ratio	94.3%	96.7%	94.4%	98.0%

[1] During the second quarter, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
GAAP: Net Income (Loss) attributable to controlling interest	$16,129	$(675)	$17,903	$(13,559)
Adjusted for:
Income tax benefit	1,679	(1,008)	1,081	(7,203)
Income (loss) before income taxes attributable to controlling interest	$17,808	$(1,683)	$18,984	$(20,762)
Fuel purchase arrangements	-	-	-	2,361
Debt extinguishment costs in conjunction with IPO[1]	-	-	7,753	-
IPO-related costs[2]	-	-	6,437	-
Adjusted income (loss) before income taxes	17,808	(1,683)	33,174	(18,401)
Adjusted income tax provision (benefit)	1,679	(1,008)	4,601	(6,317)
Non-GAAP: Adjusted Net Income (Loss) attributable to controlling interest	$16,129	$(675)	$28,573	$(12,084)

GAAP: Earnings per diluted share	$0.33	$(0.11)	$0.76	$(2.12)
Adjusted for:
Income tax (benefit) expense attributable to controlling interest	0.03	(0.16)	0.05	(1.13)
Income (loss) before income taxes attributable to controlling interest	$0.36	$(0.26)	$0.80	$(3.25)
Fuel purchase arrangements	-	-	-	0.37
Debt extinguishment costs in conjunction with IPO[1]	-	-	0.33	-
IPO-related costs[2]	-	-	0.27	-
Adjusted income (loss) before income taxes	0.36	(0.26)	1.40	(2.88)
Adjusted income tax provision (benefit)	0.03	(0.16)	0.19	(0.99)
Non-GAAP: Adjusted Net Income (Loss) attributable to controlling interest	$0.33	$(0.11)	$1.21	$(1.89)

1 In connection with the IPO, we recognized an early extinguishment of debt charge related to our then existing term loan.
[2] During the second quarter, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.

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